Exhibit 5

GRADY & ASSOCIATES

ATTORNEYS & COUNSELORS AT LAW

20220 CENTER RIDGE ROAD, SUITE 300

ROCKY RIVER, OHIO 44116-3501

www.gradyassociates.com

(440) 356-7255

Fax (440) 356-7254

November 12, 2015

Board of Directors

Cortland Bancorp

194 West Main Street

Cortland, Ohio 44410

Re:	Form S-8 Registration Statement of Cortland Bancorp

Ladies and Gentlemen:

Cortland Bancorp, an Ohio corporation, intends to file with the Securities and Exchange Commission under the Securities Act of 1933 a Form S-8 registration statement for the offer and sale of up to 340,000 shares of common stock, without par value, under Cortland Bancorp’s 2015 Omnibus Equity Plan and up to 113,000 shares of common stock, without par value, under Cortland Bancorp’s 2015 Director Equity Plan.

We examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all records, agreements, certificates of officers, and other documents as we deemed necessary to render the opinions expressed in this letter. In our examination, we assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. We assumed Cortland Bancorp will remain in good standing as an Ohio corporation at all times when shares of its common stock are issued under the terms of the 2015 Omnibus Equity Plan and the 2015 Director Equity Plan.

On the basis of and in reliance on the foregoing, we are of the opinion that the shares of Cortland Bancorp common stock to be issued under the 2015 Omnibus Equity Plan and under the 2015 Director Equity Plan will, when and if issued in accordance with the terms of the plans, be legally issued, fully paid, and nonassessable.

This opinion is solely for your information and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-8 registration statement of Cortland Bancorp.

Sincerely,

/s/ Grady & Associates
Grady & Associates